Exhibit 4.05

AUTHORIZATION TERM No. 026/2002/PVCP/SPV-ANATEL

AUTHORIZATION TERM OF THE PERSONAL MOBILE SERVICE CONTRACT ENTERED BY AND BETWEEN AGÊNCIA NACIONAL DE TELECOMUNICAÇÕES – ANATEL AND BRASIL TELECOM CELULAR S.A.

By this instrument, on one side AGÊNCIA NACIONAL DE TELECOMUNICAÇÕES – ANATEL, hereinafter referred to as ANATEL, an entity of the FEDERAL UNION, in accordance with the Federal Law No. 9.472 of July 16, 1997, General Telecommunications Law – LGT, enrolled with GCC/MF under No. 02.030.715/0001-12, herein represented by the Chairman of the Board of Directors of Anatel LUIZ GUILHERME SCHYMURA DE OLIVEIRA together with the Director ANTÔNIO CARLOS VALENTE DA SILVA, as approved by the Act No. 32.115 of December 11, 2002, published in the Federal Gazette (Diário Oficial da União of December 12, 2002, and on the other side BRASIL TELECOM CELULAR S.A., CNPJ No. 05.423.963/0001-11, herein represented according to its Bylaws by its Directors Paulo Pedrão Rio Branco, Brazilian, married, economist, bearer of identity card No. 00.554.545/SSP/BA, enrolled with the CPF/MF under No. 071.802.685-34 and Manuel Ribeiro Filho, Brazilian, married, engineer, bearer of identity card No. 00.794.057-20 SSP/BA, enrolled with the CPF/MF under No. 046.212.715-04, hereinafter as LICENSEE, execute this AUTHORIZATION TERM, which shall be governed by the regulations referred below and the following clauses:

Chapter I

The Object, Area and Period of Authorization

Clause 1.1 - The object of this Term is the issuance of Authorization for operation of the Personal Mobile Service - SMP, provided in private regime, in the Area of Provision for the States of Paraná and Santa Catarina.

Sole Paragraph. The object of this Authorization comprises the Personal Mobile Service, provided in private regime, in accordance with the regulations of ANATEL and, especially according to the provisions in the SMP Regulations and in the General SMP Authorizations Plan.

Clause 1.2 - Personal Mobile Service is the mobile terrestrial telecommunications service of public interest that enables communication between mobile stations and from mobile stations to other stations, subject to the provisions of the regulation.

Clause 1.3 - The LICENSEE is entitled to the industrial operation of the means relating to the provision of services, subject to the provisions in the regulation, as well as the provisions in Articles 154 and 155 of LGT.

Clause 1.4 - The term of this authorization for operation of SMP is undefined.

Clause 1.5 - The service shall be explored with use, by the LICENSEE of the Subrange "E" of radiofrequencies specified below:

Transmission from the Mobile Station: 1740 MHz to 1755 MHz

Transmission from the Radio Base Station: 1835 MHz to 1850 MHz

Clause 1.6 - The right to use the radiofrequencies mentioned in the preceding clause shall have a validity term of fifteen (15) years, from the date of signature of this Term, extendable, one single time, for a similar period, such extension being for valuable consideration.

Paragraph 1 - Use of the radiofrequency shall be on a primary character and restricted to the Area of Provision established in the Clause 1.1.

Paragraph 2 - The right of use of radiofrequency is subject to the efficient and appropriate use thereof.

Paragraph 3 - The sharing of radiofrequency, where not resulting in harmful interference or imposes limitation on the SMP provision, may be authorized by the ANATEL.

Clause 1.7 - In order to extend the right to use radiofrequencies associated to this Authorization, the LICENSEE shall pay for each biennium, during the extension period, charge corresponding to 2% (two percent) of its revenue of the year preceding the payment, of the SMP, net of incident taxes and social contributions.

Paragraph 1 - In calculating the amount mentioned in the caput of this Clause, it will be considered the net revenue from the implementation of Basic and Alternative Service Plans, object of this Authorization.

Paragraph 2 - The calculation of the percentage referred to in the caput of this Clause shall always be made in relation to the net revenue of incident tax and contributions deductions, ascertained between January and December of the previous year and obtained from the financial statements prepared according to basic accounting principles approved by the Board of Directors of the LICENSEE and audited by independent auditors, and the Payment shall have maturity in April 30 (thirty) of the year subsequent to the determination of cost.

Paragraph 3 - The first installment of the burden shall be due on April 30 (thirty), 2020, calculated considering the net income ascertained from January 1 to December 31, 2019, and the subsequent installments shall be due each twenty-four months, with revenue of the previous year used a calculation basis.

Paragraph 4 - Delay in the payment provided in this Clause shall imply in arrears charge of 0.33% (zero point thirty-three per cent) a day, up to the limit of 10% (ten percent), added by interest equivalent to the reference rate of the Special System for Settlement and Custody - SELIC, accumulated monthly, from the month subsequent up to the expiration of the term and 1% (one percent) in the month of payment.

Clause 1.8 - The application for extension of the right to use the radiofrequencies shall be addressed to ANATEL in the interval of four years, at most, and up to three years, at least, prior to the maturity date of the original term expiry.

Sole Paragraph. The dismissal shall only occur if the interested party is not rationally and appropriately using the radiofrequency, if it has committed repeated violations in its activities or if it is necessary the change of the destination of use of the radiofrequency.

Clause 1.9 - ANATEL is hereby authorized to establish a new process for granting the authorization for SMP operation, if application for renewal is not timely made, within up to 24 (twenty four) months before the expiration of the original term

Chapter II

Value of the Authorization

Clause 2.1 - The value of the Authorization for SMP operation in the Area of Provision object of this term is R$ 73,989,430.00 (seventy-three million, nine hundred eighty-nine thousand, four hundred thirty reais), to be paid as follows:

I - the total amount proposed or 10% (ten percent) of that amount shall be paid on the date of signing of the Authorization Term, and the amount to be paid shall updated by the variation of the IGP-DI (General Price Index - Internal Availability) of the Fundação Getúlio Vargas, from the date of delivery of the Identification Documents, of the Price Proposals and Qualification Documentation up to the date of actual payment, if the payment is made after twelve (12) months from the date of delivery of the Identification Documents, the Price Proposals and Qualification Documentation.

II - The remaining ninety percent (90%) shall be paid in six equal and annual installments, with maturity, respectively, up to thirty-six (36), forty-eight (48), sixty (60), seventy-two (72), eighty-four (84) and ninety-six (96) months from the date of signature of this Authorization Term of SMP, and the amount to be paid shall be updated by the variation of the IGP-DI (General Price Index - Internal Availability), of Fundação Getúlio Vargas, from the date of delivery of the Documents of Identification, of Price Proposals and Qualifying Documentation up to the date of the actual payment, if the payment is made after 12 (twelve) months of the date of delivery of the Documents of

Identification, the Price Proposals and Qualifying Documentation, plus simple interest of one percent (1%) per month, accrued on the restated value, from the date of signature of this Authorization Term of SMP.

Paragraph 1 - Delay in the payment provided in this Clause shall imply in arrears charge of 0.33% (zero point thirty-three per cent) a day, up to the limit of 10% (ten percent), added by interest equivalent to the reference rate of the Special System for Settlement and Custody - SELIC, accumulated monthly, from the month subsequent up to the expiration of the term and 1% (one percent) in the month of payment.

Paragraph 2 - Non-payment of the amount stipulated in this clause shall imply in forfeiture of the Authorization, regardless of the application of other penalties provided.

Chapter III

Method, Form and Conditions of Provision of Service

Clause 3.1 - The LICENSEE undertakes to provide the service object of the Authorization in order to fully meet the obligations of the service provided under this private system, observing the criteria, formulas and parameters defined in this Authorization Term.

Sole Paragraph. The breach of obligations relating to the object of this Authorization Term shall entail the implementation of the sanction provided herein, shall allow the temporary suspension by ANATEL, and as appropriate, the forfeiture of this Authorization shall be declared, as provided in the art. 137 of LGT.

Clause 3.2 - The LICENSEE shall explore the service object of this Authorization at its own account and risk, according to the system of broad and fair competition established in the LGT, and shall be paid by the prices charged, as provided in this Authorization Term.

Paragraph 1 - The LICENSEE shall not be entitled to any exclusivity, any hypothesis of guarantee of financial economic balance, nor shall claim right with respect to the admission of new providers of the same service.

Paragraph 2 The LICENSEE shall not have vested right on permanence of the current conditions with the issuance of this Authorization or the start of activities, and shall observe the new conditions imposed by law and the regulation.

Paragraph 3 - The regulations shall provide sufficient term to adjust to the new conditions.

Clause 3.3 - The provision of the SMP shall be deemed initiated with the regular offer of services to users and the existence of a Signature Collection Agreement.

Clause 3.4 - The LICENSEE shall maintain free access for emergency public services as defined in the regulations.

Clause 3.5 - The LICENSEE shall ensure to its user the free exercise of their right of choice to STFC provider to the routing of Long Distance calls, subject to the provisions in the SMP regulation.

Clause 3.6 - The changes in the corporate control of the LICENSEE shall be subject to the control of ANATEL to verify the conditions necessary to the issuance and maintenance of the authorization, under the regulations.

Paragraph 1 - Indispensable conditions for the issuance and maintenance of the authorization, among others, are those provided in art. 7 of the General Plan of Authorizations of SMP, in the art. 10, Paragraph 2 of the PGO and in the art. 133 of LGT.

Paragraph 2 - The transfer of the Authorization Term shall be subject to the approval of ANATEL, observing the requirements of Paragraph 2 of Article 136 of LGT.

Clause 3.7 - The LICENSEE shall freely establish the prices to be charged in the provision of SMP, defining Services Plans with structures, forms, criteria and values that shall be reasonable and not discriminatory, and may vary depending on technical characteristics, specific costs and utilities offered to users, as defined in the SMP regulation.

Chapter IV

The Coverage Commitments

Clause 4.1 - The LICENSEE undertakes to:

I - hold coverage area equivalent to at least 50% (fifty percent) of urban area in 50% (fifty percent) of the State capitals, the municipalities with more than 500,000 (five hundred thousand) inhabitants, and in Region II and the Federal District as well, up to 12 (twelve) months after signature of this Authorization Term;

II - service the State capitals, the municipalities with more than 500,000 (five hundred thousand) inhabitants and in Region II the Federal District as well, up to 24 (twenty-four) months after signature of this Authorization Term;

III - hold coverage area equivalent to at least 50% (fifty percent) of the urban area in 50% (fifty percent) of municipalities with more than 200,000 (two hundred thousand) inhabitants, up to 36 (thirty-six) months after signature of this Authorization Term;

IV - service the municipalities with more than 200,000 (two hundred thousand) inhabitants up to 48 (forty-eight) months after signature of this Authorization Term; and

V - service the municipalities with more than 100,000 (one hundred thousand) inhabitants up to 60 (sixty) months after signature of this Authorization Term.

Clause 4.2 - A location shall be considered serviced when the coverage area holds at least 80% of the urban area.

Clause 4.3 - The failure to comply with the commitments subjects the LICENSEE to the sanctions provided in this Term and the regulations, and may result in the termination of the authorization

Clause 4.4 - The locations object of the commitments specified in the item 4.1 shall be determined considering the estimates of Population for the States and Municipalities, with reference date on July 1, 2000, released by the IBGE through Resolution No. 09 of August 8, 2000.

Chapter V

Quality of Service

Clause 5.1 - An assumption of this Authorization is the proper quality of the service provided by the LICENSEE, considering as such the service that meets the conditions of regularity, efficiency, safety, actuality, generality and courtesy.

Paragraph 1 - The regularity shall be characterized by the uninterrupted operation of the service with strict compliance with the provisions in the regulations released by ANATEL.

Paragraph 2 - The efficiency shall be characterized by the attainment and preservation of the parameters in this Authorization Term and by the service to the user of services on the terms provided in this Authorization Term.

Paragraph 3 - Safety in the operation of the service shall be characterized by the confidentiality of data relating to the use of the service by users, and the full preservation of confidentiality of information transmitted in connection with its operation.

Paragraph 4 - The actuality shall be characterized by the modernity of equipment, facilities and techniques of operation of the service, with absorption of technological advances that, definitely, bring benefits to users, observing the provisions of this Authorization Term.

Paragraph 5 - The generality shall be characterized by a non-discriminatory provision of service to any and all user, the LICENSEE undertaking to provide the service to whoever requests it, in accordance with the regulations.

Paragraph 6 - The courtesy shall be characterized by the respectful and immediate attendance of all users of the service authorized, and the observance of the obligations to inform and attend promptly and politely all that, users or not, request information, arrangements or any kind of position from the LICENSEE in accordance with the provisions of this Authorization Term.

Clause 5.2 - The LICENSEE shall meet the quality goals established in the General Plan for SMP Quality Goals - PGMQ-SMP.

Clause 5.3 - The operation of the authorized service shall only be suspended in compliance with the SMP Regulation, published by ANATEL.

Chapter VI

The Numbering Plan

Clause 6.1 - The LICENSEE undertakes to comply with the Numbering Regulations published by ANATEL, and shall ensure to the subscriber of the service the portability of access codes according to the regulations.

Chapter VII

Charge to Users

Clause 7.1 - The amount, the method of measurement and criteria for charging the services provided shall be established by the LICENSEE based on the determination of the SMP Regulation.

Chapter VIII

The Rights and Duties of Users

Clause 8.1 - The users’ rights and duties are those established in the LGT and in the regulations without prejudice to the rights provided for in Law No. 8.078 of September 11, 1990 in the cases governed thereby, nor those contained in contracts for the SMP provision.

Chapter IX

The Rights and Duties of LICENSEE

Clause 9.1 - The LICENSEE’S rights and duties are those established in the LGT and regulation.

Clause 9.2 - On contracting services and purchasing equipment and materials related to the service object of this Authorization Term, the LICENSEE undertakes to consider the offer of independent suppliers, including domestic suppliers, and base its decisions with respect to the various offers submitted, on the compliance with objective criteria of price, delivery conditions and technical specifications established in applicable regulation.

Sole Paragraph. In the concerned contracting, the procedures of Regulation on Procedures for Contracting of Services and Purchase of Equipment or Materials for Telecommunication Service Providers shall be applied, approved by Resolution No. 155 of ANATEL of August 5, 1999

Chapter X

The Obligations and Privileges of ANATEL

Clause 10.1 - In addition to other prerogatives inherent to its role as regulatory body and other obligations under this Authorization Term, ANATEL shall be responsible for:

I - monitor and inspect the operation of the service aiming at to comply with the regulations;

II - regulate the operation of the authorized service;

III - apply the penalties provided in the service regulation and, specifically, in this Authorization Term;

IV - oversee the good quality of service, receive, ascertain and resolve complaints and claims from users, notifying them no later than ninety (90) days, the arrangements made in order to prevent the violations of their rights;

V - declare extinct the Authorization upon the cases provided for in the LGT;

VI - oversee the guarantee of the interconnection, settling any disputes arising between the LICENSEE and other providers;

VII - permanently monitor the relationship between the LICENSEE and other providers, settling any conflicts that may arise;

VIII - restrict conducts of LICENSEE, contrary to the rules of competition, subject to the CADE jurisdiction, the regulations and in particular the provisions of Clauses 10.2. and 10.3. of this Chapter;

IX - exercise the activity of inspection of service as provided in this Authorization Term; and

X - collect the rates with respect to FISTEL, adopting the measures provided in legislation.

Clause 10.2 - Anatel may initiate the Procedure for Determination of Breach of Obligations (PADOA) to ascertain the untruths or immateriality of the conditions declared by the LICENSEE, on non-participation in the control of other companies or to other prohibitions to economic concentration, whenever there are relevant evidences of influence thereof, of their affiliates, subsidiaries or parent companies on legal entities provider of SMP, according to the Regulation for Ascertaining the Control and Transfer of Control in Companies Providers of Telecommunications Service, approved by Resolution No. 101 of ANATEL of February 4, 1999.

Sole Paragraph. The verification, after the procedure provided for in this Clause, of existence of any situation that characterizes untruths or lack of substance of the conditions declared by the LICENSEE shall entail the cancellation of this Authorization, under art. 139 of the LGT.

Clause 10.3 - Anatel may also initiate administrative procedure to investigate violation against the economic order under the Law No. 8.884/94.

Chapter XI

The Inspection System

Clause 11.1 - ANATEL shall carry out inspection of the services to ensure the compliance with the commitments in this Authorization Term.

Paragraph 1 - The inspection to be carried out by ANATEL shall include the inspection and the monitoring of activities, equipment and facilities of the LICENSEE, involving broad access to all data and information from the LICENSEE or third parties.

Paragraph 2 - The information gathered in the exercise of the inspection activity shall be published in the Library, except those that, at the LICENSEE’S request, are considered by ANATEL as confidential in nature.

Paragraph 3 - Any information considered as confidential under the preceding paragraph shall only be used in procedures listed to this Authorization Term, and ANATEL and those indicated by it shall be liable for any disclosure, broad or restrict, of such information outside this scope of use.

Clause 11.2 - The LICENSEE, through an indicated representative, may follow up any and all activities of the inspection of ANATEL, and shall not hinder or impede the performance of the inspection, under penalty of incurring the penalties provided in the regulations.

Chapter XII

The Telecommunications Networks and Access to Visitor Users

Clause 12.1 - The LICENSEE, with regard to the deployment and operation of Telecommunications Networks destined to support the provision of SMP must comply with the regulations, especially, in the Regulation of Telecommunications Services, published by Resolution No. 73, of November 25, 1998; in the General Interconnection Regulation, approved by Resolution No. 40, of July 23, 1998, and in the SMP regulation.

Clause 12.2 - The compensation for the use of networks shall be agreed between the LICENSEE and the other telecommunication service providers, subject to the provisions of art. 152 of the LGT and in the SMP regulation.

Chapter XIII

The Sanctions

Clause 13.1 - The LICENSEE is subject to inspection by ANATEL, observed the relevant laws and regulations and, when is required thereto, it shall render account according to the SMP regulation, allowing free access to its technical resources and accounting records.

Clause 13.2 - The breach of conditions or commitments associated with the authorization, shall subject the LICENSEE to sanctions of warning, fine, temporary suspension or forfeiture, as provided in the regulation of SMP.

Chapter XIV

The Extinction of the Authorization

Clause 14.1 - The Authorization shall be considered extinct by forfeiture, lapse, decay, waiver or annulment, according to the arts. 138 to 144 of LGT and according to procedures contained in regulations.

Sole Paragraph. The statement of extinction shall not elide the application of appropriate penalties in accordance with the provision in this Authorization Term for infractions committed by the LICENSEE.

Clause 14.2 - This Authorization Term is subject to forfeiture in the event of breach of the commitment referred in the FORM No. 2 of the Annex H of the Bid Notice.

Chapter XV

The Legal System and the Applicable Documents

Clause 15.1 - This Authorization shall be governed by the LGT, without prejudice to the other regulations of the Brazilian legal system, and regulations resulting therefrom.

Clause 15.2 - In the operation of the service herein authorized it shall be observed the regulations of ANATEL, as part of this Authorization Term, in particular the documents listed in the SMP Regulation.

Clause 15.3 - This Authorization Term includes also, as if transcribed herein, the Bid Notice No. 002/2002/SPV-ANATEL, its attachments, inquiries and responses to the Notice.

Clause 15.4 - When interpreting the rules and provisions of this Authorization Term it shall be taken into account, besides the documents mentioned in this Chapter, the general rules of hermeneutics and the rules and principles contained in the LGT.

Chapter XVI

Venue

Clause 16.1 - For settlement of issues arising from this Authorization Term, the Judicial Section of Federal Courts of Brasilia, Federal District, shall have jurisdiction.

Chapter XVII

The Final Provision

Clause 17.1 - This Authorization Term shall become effective from the publication of its extract in the Federal Gazette (Diário Oficial da União)

And being thus aware of the provisions and conditions of this Authorization Term, the parties sign it in three (03) counterparts of equal content and form in the presence of witnesses, who also sign it, to produce its legal effects.

Brasília, December 18, 2002

By ANATEL:

(signature)

LUIZ GUILHERME SCHYMURA DE OLIVEIRA

Chairman of the Board

(signature)

ANTONIO CARLOS VALENTE DA SILVA

Director

By the LICENSEE:

(signature)

PAULO PEDRÃO RIO BRANCO

Director

(signature)

MANUEL RIBEIRO FILHO

Director

Witnesses:

(signature)	(signature)
JARBAS JOSÉ VALENTE	NELSON MITSUO TAKAYANAGI
ID. No. 4.346/D CREA-DF	ID. No. 435.023 SSP-DF